Exhibit 99.1

Lawson Products, Inc. Announces 2008 Fourth Quarter and Annual Results

Company implements cost cutting initiative and amends credit facility

DES PLAINES, Ill.--(BUSINESS WIRE)--March 11, 2009--Lawson Products, Inc. (NASDAQ:LAWS) (the "Company"), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced results for its fourth quarter and year ended December 31, 2008.

Fourth Quarter and Full Year 2008 Highlights

  Revenue was $106.8 million for the quarter, and $485.2 million for the full year.
  Adjusted operating income was $23.0 million for the full year.
  Cash flow from operations for the year was $15.7 million.
  Company continues to implement cost control initiatives with the closing of its Charlotte, NC distribution facility.
  Company amends credit facility.

The slowdown in the global economy significantly impacted net sales for the quarter, which were $106.8 million, compared to net sales of $123.6 million for the prior year quarter. Gross profit declined $12.3 million to $60.3 million in 2008 as compared to 2007. Gross profit margins for the fourth quarter of 2008 were 56.5% as compared to 58.8% in the fourth quarter of 2007, primarily due to increased product and commodity costs that were not fully passed on to the customers. Operating loss for the fourth quarter of 2008 was $4.8 million compared to operating income of $7.2 million in 2007 reflecting the reduced gross profit and a non-cash charge of $2.3 million due to an impairment charge related to goodwill in the OEM segment. Selling, general and administrative expenses decreased by $2.2 million, or 3.5% as compared to the fourth quarter 2007, primarily due to lower sales commission expenses. The Company reported a net loss of $5.4 million, which compared to net income of $4.0 million in the fourth quarter of 2007. Net loss per share was $0.64 for the fourth quarter of 2008, compared to net income of $0.47 per share a year ago.

For the full year, net sales decreased 5.3% to $485.2 million in 2008 compared to $512.5 million in 2007 primarily as a result of the global economy’s significant pullback in the fourth quarter of 2008. Year-over-year gross profit decreased $24.8 million to $279.0 million in 2008 primarily due to the decline in net sales. Gross profit, as a percent of sales, declined 1.8 percentage points to 57.5% in 2008. The Company recorded a $20.2 million operating loss for the full year 2008 as compared to operating income of $20.4 million in 2007. Costs related to the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois, severance costs, unclaimed property expenses and the goodwill impairment charge totaled $43.2 million in 2008 and $18.2 million in 2007. Excluding the effect of these charges, adjusted operating income was $23.0 million as compared to $38.6 million in 2007. Adjusted operating income is a non-GAAP financial measure – see “Reconciliation of GAAP to Adjusted Non-GAAP Operating (Loss) Income.” Net loss for the year ended December 31, 2008 was $27.6 million or $3.24 per share as compared to net income of $10.6 million or $1.25 per share for the year ended December 31, 2007.

In March 2009 the Company amended its credit facility (the “Amended Credit Facility”) adjusting many of its covenants and reducing the amount of the facility to $55.0 million. Further, the facility was converted from unsecured to secured and the quarterly dividend will be limited to $0.03 per share. Currently, borrowings against this facility are $6.7 million, and thus the Company retains ample access to capital with approximately $28 million of excess availability, net of the remaining $20 million monetary penalty due to the U.S. government ratably in 2009 and 2010.

Thomas Neri, President and Chief Executive Officer said, "2008 proved to be extremely challenging, particularly the last few months of the year, as demand across the industrial space was significantly impacted by the global recession. Despite the negative effects of the economy, we were able to take important steps to improve our operational and financial condition during 2008. We integrated previously separate businesses allowing our customers to access an expanded range of products from a single point of contact. The settlement with the United States Attorney’s Office for the Northern District of Illinois, substantially brings to a close the uncertainty created by the investigation initiated in 2005. Additionally, we were able to generate cash by reducing our working capital requirements primarily through initiatives taken to improve inventory management. We maintain ample liquidity and will continue to aggressively manage our cost structure throughout 2009.”

Mr. Neri continued, “While the duration of the economic downturn is uncertain, we are taking immediate steps to reduce our expenses. First, we have already begun the process of closing our Charlotte, NC distribution facility which will be complete by the end of March. We expect to further rationalize our distribution network throughout 2009 to properly service our customers and control costs. We will continue to aggressively pursue other cost reduction measures and right size our business for today’s economic environment.”

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This release contains certain forward-looking statements that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues", "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the market reaction to the signing of a Deferred Prosecution Agreement with U.S. Attorney's office for the Northern District of Illinois and any subsequent breach of the terms and conditions of such agreement; excess and obsolete inventory; disruptions of the Company's information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company's "Risk Factors" set forth in its Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$ 106,825	$ 123,586	$ 485,207	$ 512,543
Cost of goods sold	46,488	50,935	206,209	208,714
Gross profit	60,337	72,651	278,998	303,829

Operating expenses:
Selling, general and administrative expenses	61,131	63,356	255,999	265,267
Settlement and related costs	104	846	31,666	5,793
Severance and other charges	1,654	1,294	9,313	12,328
Impairment of goodwill	2,251	-	2,251	-
Operating (loss) income	(4,803)	7,155	(20,231)	20,441

Interest and dividend income	16	53	47	255
Interest expense	(99)	(248)	(789)	(910)
Other (expense) income, net	(24)	(67)	273	286

(Loss) income from continuing operations before income taxes	(4,910)	6,893	(20,700)	20,072

Provision for income taxes	507	2,677	6,360	8,740

(Loss) income from continuing operations	(5,417)	4,216	(27,060)	11,332

Loss from discontinued operations, net of income taxes	(8)	(207)	(571)	(703)

Net (loss) income	$ (5,425)	$ 4,009	$ (27,631)	$ 10,629

Basic (loss) income per share of common stock:
Continuing operations	$ (0.64)	$ 0.49	$ (3.18)	$ 1.33
Discontinued operations	-	(0.02)	(0.06)	(0.08)
	$ (0.64)	$ 0.47	$ (3.24)	$ 1.25

Diluted (loss) income per share of common stock:
Continuing operations	$ (0.64)	$ 0.49	$ (3.18)	$ 1.33
Discontinued operations	-	(0.02)	(0.06)	(0.08)
	$ (0.64)	$ 0.47	$ (3.24)	$ 1.25

Cash dividends declared per share of common stock	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted average shares outstanding:
Basic	8,522	8,522	8,522	8,522

Diluted	8,522	8,524	8,522	8,524

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$ 4,300	$ 1,671
Accounts receivable, less allowance for doubtful accounts	48,634	58,882
Inventories	86,435	96,785
Miscellaneous receivables and prepaid expenses	11,812	10,303
Deferred income taxes	6,127	3,226
Discontinued current assets	296	1,064

Total current assets	157,604	171,931

Property, plant and equipment, less accumulated depreciation and amortization	47,783	53,031

Cash value of life insurance	17,970	23,702
Deferred income taxes	18,159	21,344
Goodwill	25,748	27,999
Other	3,732	1,856

Total assets	$ 270,996	$ 299,863

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Revolving line of credit	$ -	$ 11,000
Accounts payable	16,334	16,266
Settlement payable – current	10,000	-
Accrued expenses and other liabilities	41,205	45,254
Discontinued current liabilities	53	322

Total current liabilities	67,592	72,842

Revolving line of credit	7,700	-
Security bonus plans	26,218	25,491
Deferred compensation	11,301	19,119
Settlement payable - noncurrent	10,000	-
Other	9,441	8,050
	64,660	52,660

Total Stockholders’ Equity	138,744	174,361

Total liabilities and stockholders’ equity	$ 270,996	$ 299,863

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATION
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING (LOSS) INCOME

The Company reports its financial results in accordance with U.S. generally accepted accounting principals (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and years ended December 31, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating (loss) income, as reported per GAAP	$ (4,803)	$ 7,155	$ (20,231)	$ 20,441
Settlement penalty (1)	-	-	30,000	-
Settlement related costs (2)	104	846	1,666	5,793
Severance and other charges	1,654	1,294	9,313	12,328
Impairment of goodwill	2,251	-	2,251	-

Adjusted non-GAAP operating (loss) income	$ (794)	$ 9,295	$ 22,999	$ 38,562

(1) Provision for penalties in connection with the settlement of the investigation by the U.S. Attorney's Office for the Northern District of Illinois.
(2) Legal and other related expenses associated with the investigation by the U.S. Attorney's Office for the Northern District of Illinois.

CONTACT:
Lawson Products, Inc.
F. Terrence Blanchard
847-827-9666, ext. 2269